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Schnitzer Steel Industries, Inc.

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SCHNITZER STEEL INDUSTRIES, INC.

December 22, 2006

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday, January 31, 2007 at 8 A.M., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

The formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed notice of the meeting and proxy statement, please sign, date and return the enclosed proxy at your earliest convenience. Return of the signed and dated proxy card will not prevent you from voting in person at the meeting should you later decide to do so.

Sincerely,

John D. Carter
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
CERTAIN TRANSACTIONS
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER RETURN PERFORMANCE GRAPH
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
DISCRETIONARY AUTHORITY
GENERAL

SCHNITZER STEEL INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY 31, 2007

The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the Company) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Wednesday, January 31, 2007 at 8 A.M., local time, for the following purposes:

(1) To elect three directors, each to serve until the 2010 Annual Meeting of Shareholders and until a successor has been elected and qualified; and

(2) To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on November 30, 2006 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Please sign and date the enclosed proxy and return it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Richard C. Josephson
Secretary

Portland, Oregon
December 22, 2006

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Schnitzer Steel Industries, Inc., an Oregon corporation (the Company), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting.

All proxies in the enclosed form that are properly executed and received by the Company prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournments thereof in accordance with the instructions thereon. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard C. Josephson, Secretary, or hand-delivered to the Secretary at or before the taking of the vote at the Annual Meeting.

The mailing address of the principal executive offices of the Company is P.O. Box 10047, Portland, Oregon 97296-0047. This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being mailed to shareholders on or about December 22, 2006.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting is November 30, 2006. At the close of business on November 30, 2006, 22,687,953 shares of Class A Common Stock (Class A), par value $1.00 per share, and 7,900,057 shares of Class B Common Stock (Class B), par value $1.00 per share, of the Company (collectively, the Common Stock) were outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes with respect to each matter to be voted on at the Annual Meeting. If on the date of the Annual Meeting, the outstanding shares of Class B Common Stock represent less than 20 percent of the total outstanding shares of Common Stock, each share of Class B Common Stock will have only one vote at the Annual Meeting. As of November 30, 2006, Class B Common Stock represented 26% of the outstanding Common Stock.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of August 31, 2006 (unless otherwise noted in the footnotes to the table), by (i) persons known to the Company to be the beneficial owner of more than 5% of either class of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each executive officer of the Company listed in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047.

	Class A Shares			Class B Shares
Name of Beneficial Owner or	Beneficially Owned(1)			Beneficially Owned(1)
Number of Persons in Group	Number		Percent	Number	Percent

Schnitzer Steel Industries, Inc. Voting Trust (Schnitzer Trust)				7,115,171	89.1%
Marilyn S. Easly(2)				591,746	7.4%
Carol S. Lewis(2)	13,500		*	517,049	6.5%
Scott Lewis	118,845	(4)	*
MANUEL SCHNITZER FAMILY GROUP, Carol S. Lewis, Trustee(3)				1,546,633	19.4%
Dori Schnitzer(2)	9,000		*	847,419	10.6%
Susan Schnitzer(2)				663,057	8.3%
Jean S. Reynolds(2)	16,600	(4)	*	468,786	5.9%
MORRIS SCHNITZER FAMILY GROUP, Dori Schnitzer, Trustee(3)				1,802,175	22.6%
Gilbert and Thelma S. Schnitzer(2)				882,222	11.0%
Kenneth M. and Deborah S. Novack(2)	23,950	(5)	*	311,031	3.9%
Gary Schnitzer and Sandra Wilder(2)	69,332	(6)	*	1,920	*
GILBERT SCHNITZER FAMILY GROUP, Gary Schnitzer, Trustee(3)				1,251,826	15.7%
Robert W. and Rita S. Philip(2)	252,627		1.1%	490,891	6.1%
Jill Schnitzer Edelson(2)	300		*	359,503	4.5%
Mardi S. Schnitzer(2)	1,800		*	442,181	5.5%
Dina S. Meier(2)	4,275		*	414,700	5.2%
LEONARD SCHNITZER FAMILY GROUP, Rita S. Philip, Trustee(3)				2,514,537	31.5%
Royce & Associates LLC	3,378,600	(7)	14.8%
U.S. Trust Corporation	1,840,487	(8)	8.1%
Dimensional Fund Advisors Inc.	1,604,507	(9)	7.1%
Artisan Partners Limited Partnership	1,495,200	(10)	6.6%
Robert S. Ball	17,700	(4)	*
William A. Furman	8,379	(4)	*
Judith A. Johansen	0
William D. Larsson	0
Mark L. Palmquist	0
Ralph R. Shaw	14,700	(4)	*
John D. Carter	37,604	(11)	*
Tamara Adler Lundgren	13,033	(12)	*
Gregory J. Witherspoon	2,056	(13)
Donald Hamaker	2,936	(14)	*
All directors and executive officers as a group (19 persons)(2)	338,728	(15)	1.6%	1,141,240	14.3%

*	Less than 1%

(1)	Includes, in all cases, shares held by either spouse, either directly or as trustee or custodian or through another family entity. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares.

(2)	Except as described below, Class B shares owned by these shareholders are subject to the Schnitzer Trust and represented by voting trust certificates beneficially owned by the shareholders. Class B shares beneficially owned that are not subject to the Schnitzer Trust are as follows:

Marilyn S. Easly	63,465
Carol S. Lewis	30,000
Dori Schnitzer	112,500
Susan Schnitzer	112,500
Jean S. Reynolds	75,000
Jill Schnitzer Edelson	45,000
Mardi S. Schnitzer	45,000
Dina S. Meier	45,000

(3)	Class B shares shown in the table as owned by a family group represent the total number of shares subject to the Schnitzer Trust owned by members of the family group. The trustee for each family group has certain voting powers with respect to the family group’s shares as described below under “Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement.”

(4)	Includes 2,700 shares subject to options exercisable prior to October 30, 2006.

(5)	Consists of 23,950 shares subject to options exercisable prior to October 30, 2006.

(6)	Includes 65,432 shares subject to options exercisable prior to October 30, 2006.

(7)	Beneficial ownership as of September 30, 2006 as reported by Royce & Associates, LLC, 1414 Avenue of the Americas, 9th Floor, New York, NY 10019-2578, in a Form 13F filed by the shareholder.

(8)	Beneficial ownership as of September 30, 2006 as reported by U.S. Trust Corporation, 114 West 47th Street, 25th Floor, New York, NY 10036-1532, in a Form 13F filed by the shareholder.

(9)	Beneficial ownership as of September 30, 2006 as reported by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401, in a Form 13F filed by the shareholder.

(10)	Beneficial ownership as of September 30, 2006 as reported by Artisan Partners Limited Partnership, 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202, in a Form 13F filed by the shareholder.

(11)	Consists of 37,604 shares subject to options exercisable prior to October 30, 2006.

(12)	Consists of 13,033 shares subject to options exercisable prior to October 30, 2006.

(13)	Consists of 2,056 shares subject to options exercisable prior to October 30, 2006.

(14)	Consists of 2,936 shares subject to options exercisable prior to October 30, 2006.

(15)	Includes 171,804 shares subject to options exercisable prior to October 30, 2006.

Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement

Voting Trust Provisions.  Pursuant to the terms of the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the Schnitzer Trust Agreement), the beneficial owners of over 80% of the outstanding shares of Class B Common Stock have made their shares subject to the terms of the Schnitzer Steel Industries, Inc. Voting Trust (the Schnitzer Trust). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares subject to the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group. Any action by the trustees requires the approval of the trustees with votes equal to at least 52.5% of the total number of shares subject to the Schnitzer Trust. Before voting with respect to the following actions, each trustee is required to obtain the approval of holders of a majority of the voting trust certificates held by his or her family group: (a) any merger or consolidation of the Company with any other corporation, (b) the sale of all or substantially all the Company’s assets or any other sale of assets requiring approval of the Company’s shareholders, (c) any reorganization of the Company requiring approval of the Company’s shareholders, (d) any partial liquidation or dissolution requiring approval of the Company’s shareholders, and (e) dissolution of the Company. The Schnitzer Trust will terminate on March 26, 2011 unless terminated prior thereto by agreement of the holders of trust certificates representing two-thirds of the shares held in trust for each family group.

Provisions Restricting Transfer.  The trustees are prohibited from selling or encumbering any shares held in the Schnitzer Trust. The Schnitzer Trust Agreement contains transfer restrictions binding on both holders of voting trust certificates and holders of shares of Class B Common Stock distributed from the Schnitzer Trust, unless such restrictions are waived by the trustees. The Schnitzer Trust Agreement prohibits shareholders who are subject thereto from selling or otherwise transferring their voting trust certificates or their shares of Class B Common Stock except to other persons in their family group or to entities controlled by such persons. Such transfers are also restricted by the Company’s Restated Articles of Incorporation. A holder of voting trust certificates is permitted to sell or make a charitable gift of the shares of Class B Common Stock represented by his or her certificates by first directing the trustees to convert the shares into Class A Common Stock, which will then be distributed to the holder free from restrictions under the agreement. Similarly, a holder of Class B Common Stock subject to the transfer restrictions is permitted to sell or make a charitable gift of the holder’s Class B Common Stock by first converting the shares into Class A Common Stock, which will then be free from restrictions under the agreement. However, before causing any shares to be converted for sale, a holder must offer the shares (or the voting trust certificates representing the shares) to the other voting trust certificate holders who may purchase the shares at the current market price for the Class A Common Stock or exchange shares of Class A Common Stock owned by them for the Class B Common Stock proposed to be converted.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members. The Board of Directors is divided into three classes of directors pursuant to the Company’s 2006 Restated Articles of Incorporation and the Restated Bylaws. One class of directors is elected each year for a three-year term. The term of office of Class I directors expires at the 2007 annual meeting; the term of office of Class II directors expires at the 2008 annual meeting; and the term of office of the Class III directors expires at the 2009 annual meeting. In all cases, the terms of the directors will continue until their respective successors are duly elected.

Action will be taken at the 2007 annual meeting to elect three Class I directors to serve until the 2010 annual meeting of shareholders. The nominees for election at the 2007 annual meeting are William A. Furman, William D. Larsson and Scott Lewis. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of each of the three nominees. If any nominee is unable to stand for election, the persons named in the proxy will vote the same for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for reelection. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will have no effect on the results of the vote.

Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the nominees, as well as the Class II and Class III directors who are continuing to serve.

Name, Year First Became Director and Director Class	Business Experience	Age

Class I Director Nominees

William A. Furman 1993	Director of the Company since September 1993. Mr. Furman serves as chairman of the Company’s Nominating and Corporate Governance Committee. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies of Portland, Oregon, a publicly held company engaged in manufacturing, marketing and leasing railcars and other equipment.	62
Scott Lewis 1998	Director of the Company since April 1998. Mr. Lewis is currently a principal in and an environmental design consultant with Brightworks Northwest LLC. He was the former Chief Executive Officer of Help1.com, a business development executive with Conversational Computing Corporation, President of Sora Corporation, and an information technology consultant.	47
William D. Larsson 2006	Director of the Company since March 2006. Since 2000, Mr. Larsson has served as Senior Vice President and Chief Financial Officer of Precision Castparts Corp. of Portland, Oregon. Mr. Larsson joined Precision Castparts in 1980 as Vice President of Finance. Prior to that time he held various financial management positions with the Whiting Corporation, Wheelhorse Products Inc., and Ford Motor Company. Effective with the 2007 Annual Meeting Mr. Larsson will become Chairman of the Company’s Audit Committee.	61
Class II Directors

Jill Schnitzer Edelson 2005	Director of the Company since July 2005. Ms. Edelson was a business development manager for Sarcos, Inc. from 1990 to 1992 and a consultant with Booz, Allen & Hamilton from 1985 to 1987.	43
Judith A. Johansen 2006	Director of the Company since January 2006. Ms. Johansen joined PacifiCorp, an electric utility, in December 2000 as Executive Vice President of Regulation and External Affairs, and served as President and Chief Executive Officer from December 2001 through March 2006. She was an Executive Director of ScottishPower plc until March 2006. Ms. Johansen is a director of Bank of the Cascades and Kaiser Permanente Foundation Hospitals and Health Plan.	48
Mark L. Palmquist 2006	Director of the Company since January 2006. Mr. Palmquist has been Executive Vice President and Chief Operating Officer, Grains and Foods, of CHS Inc., a large integrated agricultural company, since 2000. Mr. Palmquist joined CHS in 1979 and has held a series of management positions of increasing responsibility with CHS.	49
Ralph R. Shaw 1993	Director of the Company since September 1993. Mr. Shaw serves as Chairman of the Company’s Compensation Committee and Audit Committee. Mr. Shaw is President of Shaw Management, Inc., a financial services and venture capital firm. Mr. Shaw is also a director of Rentrak Corporation and Tax-Free Trust of Oregon.	68
Class III Directors

Robert S. Ball 1993	Director of the Company since September 1993. From 1982 to 2005, Mr. Ball was a partner in the Portland, Oregon law firm of Ball Janik LLP. In July 2005, he became Senior Counsel to Ball Janik LLP.	65

Name, Year First Became Director and Director Class	Business Experience	Age

John D. Carter 2005	President and Chief Executive Officer of the Company since May 2005. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc. including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary, and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and Kuni Automotive.	60
Kenneth M. Novack 1991	Director of the Company since 1991 and Chairman since May 2005. Mr. Novack was Chief Executive Officer of Schnitzer Investment Corp. (SIC) from January 2002 until January 2006 and has been Chairman of the Board of SIC since 2004. He was President of SIC from 1991 until 2002. Mr. Novack is currently the Chairman of the Board of Liberty Shipping Group and was Chairman of the Board of Lasco Shipping Co. He was an Executive Vice President of the Company from 1991 until 2003. He is a director of Genesis Financial Solutions, Inc.	60
Jean S. Reynolds 1993	Director of the Company since September 1993. Ms. Reynolds was previously a marketing and efficiency consultant.	57

Scott Lewis, Jill Schnitzer Edelson, Jean S. Reynolds and Kenneth M. Novack are all members of the Schnitzer family. Ms. Edelson and Ms. Reynolds are first cousins; Mr. Lewis is the son of a first cousin of Ms. Edelson and Ms. Reynolds; and Mr. Novack is married to a first cousin of Ms. Edelson and Ms. Reynolds.

Board of Directors Independence, Committees and Nominations

The Board of Directors has determined that Robert Ball, William Furman, Judith Johansen, William Larsson, Mark Palmquist and Ralph Shaw are “independent directors” as defined in Nasdaq rules and has not determined that any other director qualifies as an independent director. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

The Company’s Board of Directors has a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors, copies of which are posted on the Company’s website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines that are posted in the Company’s website.

The independent directors serve on the following committees:

Audit Committee	Ralph Shaw, Chairman Robert Ball William Furman Judith Johansen William Larsson
Compensation Committee	Ralph Shaw, Chairman William Furman Judith Johansen Mark Palmquist
Nominating & Corporate Governance Committee	William Furman, Chairman Robert Ball Mark Palmquist Ralph Shaw

The Board of Directors has also determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under Nasdaq rules, and has determined that each of Mr. Shaw and Mr. Larsson is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission.

The principal functions of the Audit Committee are to oversee the accounting and financial reporting processes of the Company and the audits of its financial statements; to appoint, compensate, retain and oversee the independent auditors; to review and approve all audit and non-audit services performed by the independent auditors; and to discuss the results of the audit with the independent auditors.

The Compensation Committee administers the Company’s 1993 Stock Incentive Plan and other compensation programs and determines the compensation for executive officers of the Company.

The Nominating and Corporate Governance Committee identifies, selects and recommends individuals qualified to become Board members and develops and recommends corporate governance guidelines. The Nominating and Corporate Governance Committee’s charter provides that for so long as the Schnitzer Trust holds shares with a majority of the votes in the election of directors, the Committee will recommend for nomination as directors four qualified Schnitzer family representatives requested by the trustees of the Schnitzer Trust. Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are the Schnitzer family representatives. The Committee will otherwise identify potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the committee, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected. In assessing potential candidates, the Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Committee considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of the Company’s industry or other industries relevant to the Company’s business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The Nominating and Corporate Governance Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors. The Nominating and Corporate Governance Committee also annually conducts a Board and director self-evaluation and reviews and shares the results with the Board.

Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

During fiscal 2006, the Board of Directors held seven meetings, the Audit Committee held 15 meetings, the Compensation Committee held 12 meetings, and the Nominating and Corporate Governance Committee held six meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and of committees of the Board on which they served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors then in office and Ms. Johansen and Mr. Palmquist attended the 2006 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the four other most highly paid executive officers during fiscal 2006 (the Named Executive Officers):

					Long-Term
					Compensation
					Awards
					Securities
Name and	Fiscal	Annual Compensation			Underlying	All Other
Principal Position	Year	Salary	Bonus(5)	Other(6)	Options(7)	Compensation(8)

John D. Carter(1)	2006	$726,461	$2,250,000	—	90,037	$12,630
President and	2005	$143,077	$200,000	—	92,000	$4,292
Chief Executive Officer	2004	—	—	—	—	—
Tamara Adler Lundgren(2)	2006	$512,722	$1,740,000	—	77,760	$12,630
Executive Vice President and	2005	—	—	—	—	—
Chief Operating Officer	2004	—	—	—	—	—
Gregory J. Witherspoon(3)	2006	$640,808	$420,000	—	23,275	$12,630
Vice President and	2005	—	—	—	—	—
Chief Financial Officer	2004	—	—	—	—	—
Donald Hamaker(4)	2006	$478,895	$474,339	$706,390	30,399	$12,630
President, Metals Recycling	2005	—	—	—	—	—
Business	2004	—	—	—	—	—
Gary Schnitzer	2006	$375,086	$346,221	—	20,856	$12,630
Executive Vice President	2005	$354,249	$380,365	—	25,000	$9,450
	2004	$335,563	$323,616	—	—	$9,225

(1)	Mr. Carter joined the Company in May 2005 as President and Chief Executive Officer.

(2)	Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer. She became Executive Vice President, Strategy and Investments in April 2006 and was appointed Executive Vice President and Chief Operating Officer in November 2006.

(3)	Mr. Witherspoon joined the Company as Interim Chief Financial Officer in August 2005 and was appointed Chief Financial Officer in January 2006. Salary includes $361,346 paid to Mr. Witherspoon on a consulting basis while serving as Interim Chief Financial Officer.

(4)	Mr. Hamaker joined the Company as President of the Metals Recycling Business in September 2005.

(5)	Mr. Carter’s and Ms. Lundgren’s bonuses for 2006 were paid pursuant to their respective employment agreements as determined by the Compensation Committee. Mr. Witherspoon’s bonus consists of $239,784 paid pursuant to the EVA bonus plan and a supplemental bonus of $180,216 paid in the discretion of the Compensation Committee. Mr. Hamaker’s and Mr. Schnitzer’s bonuses were paid pursuant to the Company’s EVA bonus plan. Actual bonus payouts for Mr. Witherspoon, Mr. Schnitzer and Mr. Hamaker for fiscal 2006 under the EVA bonus plan are included in the above table. See “Report of the Compensation Committee — Annual Bonuses” for additional information regarding these bonuses.

(6)	Represents amounts paid pursuant to Mr. Hamaker’s employment agreement in connection with his prior employment.

(7)	Options included in this table for Mr. Carter (68,017 option shares), Ms. Lundgren (52,600 option shares), Mr. Witherspoon (12,999 option shares) and Mr. Hamaker (15,719 option shares) were cancelled in November 2006 pursuant to the election by these officers to receive restricted stock units in substitution for the options as described under “Report of the Compensation Committee — Long Term Equity Compensation.”

(8)	For fiscal years 2006, 2005, and 2004, All Other Compensation consists entirely of Company contributions to the Company’s Salary Deferral Plan.

Stock Option Grants in Last Fiscal Year

The following table provides information regarding stock options for Class A Common Stock granted to the Named Executive Officers in the fiscal year ended August 31, 2006.

	Individual Grants
	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price Per	Expiration	Grant Date
Name	Granted(1)(2)	Fiscal Year	Share	Date	Present Value(3)

John D. Carter	22,020	4.4%	$34.46	11/29/2015	$361,789
	68,017	13.7%	$34.73	7/25/2016	$1,117,519
Tamara Adler Lundgren	10,000	2.0%	$30.19	10/19/2015	$164,300
	10,276	2.1%	$34.46	11/29/2015	$168,835
	4,884	1.0%	$30.71	1/11/2016	$80,244
	52,600	10.6%	$34.73	7/25/2016	$864,218
Gregory J. Witherspoon	10,276	2.1%	$34.46	11/29/2015	$168,835
	12,999	2.6%	$34.73	7/25/2016	$213,574
Donald Hamaker	14,680	3.0%	$34.46	11/29/2015	$241,192
	15,719	3.2%	$34.73	7/25/2016	$258,263
Gary Schnitzer	10,276	2.1%	$34.46	11/29/2015	$168,835
	10,580	2.1%	$34.73	7/25/2016	$173,829

(1)	Each option was granted on the date 10 years prior to the expiration date shown in the table. Options become exercisable in five annual installments of 20% (except that the options granted with an exercise price of $30.19 were fully exercisable on 10/19/05, the date of grant), with exercisability starting on 6/1/2006 with respect to options with a $34.46 exercise price, 6/1/2006 with respect to options with a $30.71 exercise price and 6/1/2007 with respect to options with a $34.73 exercise price.

(2)	Options included in this table for Mr. Carter, Ms. Lundgren, Mr. Witherspoon and Mr. Hamaker with an exercise price of $34.73 were cancelled in November 2006 pursuant to the election by these officers to receive restricted stock units in substitution of the options as described under “Report of the Compensation Committee — Long Term Equity Compensation.”

(3)	The Company has used a modified Black-Scholes model of option valuation to estimate grant date present value. The actual value realized, if any, may vary significantly from the values estimated by this model. Any future values realized will ultimately depend upon the excess of the stock price over the exercise price on the date the option is exercised. The assumptions used to estimate the grant date present value for options granted during fiscal 2006 were volatility (46%), risk-free interest rate (4.83%), dividend yields (1.00%), and weighted average expected life of options (6.63 years).

Equity Compensation Plan Information

The following table provides information as of August 31, 2006 regarding equity compensation plans approved by the shareholders and equity compensation plans that were not approved by the shareholders.

(c)
	(a)	(b)	Number of Securities
	Number of Securities to	Weighted Average	Remaining Available for
	be Issued Upon Exercise	Exercise Price of	Future Issuance
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(2)	Warrants and Rights(3)	Reflected in Column(a))

Equity compensation plans approved by security holders(1)	1,165,439	$26.06	2,497,490
Equity compensation plans not approved by security holders	—	—	—

Total	1,165,439	$26.06	2,497,490

(1)	Consists entirely of shares of Class A Common Stock authorized for issuance under the Company’s 1993 Stock Incentive Plan, as amended.

(2)	Consists of 947,846 shares subject outstanding options, 14,469 shares subject to outstanding deferred stock units and 203,124 shares representing the maximum number of shares that could be issued under outstanding performance-based share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides certain information concerning exercises of stock options during the fiscal year ended August 31, 2006 by each of the Named Executive Officers as well as the number and value of unexercised options held by such persons at August 31, 2006.

					Value of Unexercised in the
	Shares		Number of Unexercised		Money Options at Fiscal
	Acquired	Value	Options at Fiscal Year-End		Year-End(1)
Name	on Exercise	Realized	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

John D. Carter	—	—	37,604	144,433	$220,448	$390,432
Tamara Adler Lundgren	—	—	13,032	64,728	$16,615	$4,064
Gregory J. Witherspoon	—	—	2,056	21,219	$0	$0
Donald Hamaker	—	—	2,936	27,463	$0	$0
Gary Schnitzer	—	—	51,260	74,060	$990,075	$1,017,660

(1)	Aggregate value of shares covered by in the money options at August 31, 2006, less the aggregate exercise price of such options.

(2)	Unexercisable options included in this table for Mr. Carter (68,017 option shares), Ms. Lundgren (52,600 option shares), Mr. Witherspoon (12,999 option shares) and Mr. Hamaker (15,719 option shares) were cancelled in November 2006 pursuant to the election by these officers to receive in substitution restricted stock units as described under “Report of the Compensation Committee — Long Term Equity Awards.”

Long-Term Incentive Plan — Awards in Last Fiscal Year

The following table provides information regarding performance-based awards granted to the Named Executive Officers in the fiscal year ended August 31, 2006 under the 1993 Stock Incentive Plan, as amended.

	1993 Stock Incentive Plan(1)
	Performance	Number of Shares
Name and Position	Period	Threshold	Target	Maximum

John D. Carter	Fiscal 2006-2008	2,753	11,010	23,855
Tamara Adler Lundgren	Fiscal 2006-2008	1,895	7,580	16,423
Gregory J. Witherspoon	Fiscal 2006-2008	1,285	5,138	11,132
Donald Hamaker	Fiscal 2006-2008	1,835	7,340	15,903
Gary Schnitzer	Fiscal 2006-2008	1,285	5,138	10,276

(1)	The Committee established a series of performance targets. For participants in the corporate shared services group, the targets are based on the Company’s total shareholder return for the performance period relative to the S&P 500 Industrials (weighted at 50%), the operating income per ton of the Company’s Metals Recycling Business for the performance period (weighted at 16 2/3%), the number of EVA positive stores of the Auto Parts Business for the last year of the performance period (weighted at 16 2/3%), and the man hours per ton of the Steel Manufacturing Business for the performance period (weighted at 16 2/3%), corresponding to award payouts ranging from 25% to 300% of the weighted portions of the target awards. For participants who work exclusively in one operating business segment, the awards are weighted 50% on the performance measure for their segment and 50% on total shareholder return. A participant generally must be employed by the Company on the October 31 following the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company or the business segment a participant works for. Awards will be paid in Class A Common Stock as soon as practicable after the October 31 following the end of the performance period.

Defined Benefit Retirement Plans

Pension Retirement Plan.  The Company’s Pension Retirement Plan (the Pension Plan) is a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986 (the Code). The Pension Plan was “frozen” as of June 30, 2006, meaning that no additional benefits will be accrued for participants after that date, although service after that date will count towards meeting the vesting requirement for benefits. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning when the employee retires at age 65. Annual benefits equal 2% of qualifying compensation for each Pension Plan year of service after August 31, 1986 and before July 1, 2006. Upon their retirement, assuming retirement at or over age 60, Mr. Carter, Ms. Lundgren, Mr. Witherspoon, Mr. Hamaker, and Mr. Schnitzer would receive annual benefits for life of $6,400, $4,623, $6,400, $5,046, and $68,578, respectively.

Supplemental Executive Retirement Bonus Plan.  The Supplemental Executive Retirement Bonus Plan (the Supplemental Plan) was adopted to provide a competitive level of retirement income for key executives selected by the Board of Directors. The Supplemental Plan establishes an annual target benefit for each participant based on continuous years of service (up to a maximum of 25 years) and the average of the participant’s five highest consecutive calendar years of compensation, with certain limitations on bonuses to be included, with the target benefit subject to an inflation-adjusted limit equal to $233,646 in 2006. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the Supplemental Plan. The actual benefit shall be paid as a straight life annuity or in other actuarially equivalent forms. Benefits are payable under the plan only to participants who terminate employment after age 55 with 10 credited years of service or after age 60. The following table shows the estimated annual target benefits under the Supplemental Plan, before the reductions based on social security and Company-paid retirement benefits, for executives who retire at age 60 (the normal retirement age under the Supplemental Plan) with various levels of pay and service, based on the 2006 value for the inflation-adjusted cap.

Highest Consecutive Five-Year
Average Qualifying	Credited Years of Service(1)
Compensation	10	15	20	25

$200,000	$52,000	$78,000	$104,000	$130,000
$250,000	$65,000	$97,500	$130,000	$162,500
$300,000	$78,000	$117,000	$156,000	$195,000
$350,000	$91,000	$136,500	$182,000	$227,500
$400,000 and above	$93,458	$140,188	$186,917	$233,646

(1)	The target benefits are subject to certain reductions as set forth in the foregoing paragraph.

As of August 31, 2006 the years of service and highest consecutive five-year average qualifying compensation of the participating Named Executive Officers were as follows:

John D. Carter	2 years	$937,500
Tamara Adler Lundren	1 year	$725,000
Gary Schnitzer	41 years	$656,250

No other current executive officers are eligible under the Supplemental Plan. The retirement benefits in the above table do not include benefits payable to Mr. Schnitzer under the supplemental executive retirement plan of Schnitzer Investment Corp. in recognition of services provided to other companies controlled by the Schnitzer family.

Employment Agreements

The Company has entered into Employment Agreements with Mr. Carter and Ms. Lundgren. Each Employment Agreement governs the terms and conditions of employment through August 31, 2009; provides for an annual base salary ($750,000 for Mr. Carter and $550,000 (increased to $580,000 in June 2006) for Ms. Lundgren), subject to annual review and increase by the Compensation Committee; provides for a cash bonus to be determined by the Committee for the fiscal year ended August 31, 2006; and provides for annual cash bonuses for fiscal years ending in 2007, 2008 and 2009 under bonus programs to be developed by the Compensation Committee, with bonuses payable based on Company financial performance and achievement of management objectives as determined by the Committee at the beginning of each fiscal year. The agreements provide that the target bonus for fiscal 2006 is $750,000 for Mr. Carter and $550,000 for Ms. Lundgren, but the actual amount of the bonuses may be higher or lower than these amounts. The agreements also provide that the executive is eligible to participate in the Company’s employee benefit plans (other than the EVA bonus plan), with participation under the Company’s retirement programs, including the Supplemental Executive Retirement Bonus Plan, to begin after June 1, 2006. In the event that the executive is terminated by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) before September 1, 2009 and not in connection with a change in control of the Company, the executive would be entitled to receive a lump sum payment equal to (a) two times annual base salary, (b) two times target annual bonus and (c) a pro rata portion of target bonus for the fiscal year in which the termination occurs (based on the portion of the year worked). In addition, the vesting of all options to purchase Company stock, all performance share awards and all restricted stock then held by the executive would be immediately accelerated in full. If any payments received by the executive in connection with the termination of the Company without “cause” or by the executive for “good reason” would be subject to any “excise tax” (as such terms are defined in the agreements) the Company will make an additional payment to the executive such that the executive will receive net benefits as if no such tax were payable.

The Company has entered into an Employment Agreement with Donald Hamaker with a three-year term ending on September 6, 2008. Pursuant to the contract, in fiscal 2006 the Company paid $470,000 to Mr. Hamaker, which represented the Economic Value Added bonus that Mr. Hamaker earned in 2005 (“2005 EVA bonus”) while with his former employer, Hugo Neu Corporation, which was a former joint venture partner of the Company (“Hugo Neu”). In addition, in fiscal 2006 the Company paid Mr. Hamaker $236,390 from his EVA bonus bank from his tenure with Hugo Neu and will pay an additional $236,390 in fiscal 2007 representing the balance of this bonus bank. The Company agreed to grant to Mr. Hamaker stock options or restricted stock valued at $800,000, to vest 25% in June 2007, 25% in June 2008 and 50% in June 2009, subject to continued employment and subject, in the case of the final 50%, to performance metrics to be established. This equity award has not yet been granted. If Mr. Hamaker’s employment is terminated (unless for cause) he will be eligible for the following severance payments so long as he does not accept employment with a competitor to the Company during the full year he is receiving compensation from the Company: (i) one full year of compensation at his then-current base salary, (ii) one full year of an average of his EVA bonus for the prior three years and (iii) medical, dental and vision coverage at his then-current enrollment through the end of that calendar year paid by the Company.

Change in Control Agreements

The Company has entered into Change in Control Agreements with Mr. Carter and Ms. Lundgren. The agreements generally provide for the payment, upon the termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within two years following a “change in control” of the Company (as such terms are defined in the agreement), of a lump sum amount equal to three times the sum of the executive’s annual salary and target bonus and also provide up to three-years’ continuation of life, accident and health insurance benefits. In addition, the vesting of all options to purchase Company common stock, all performance share awards and all restricted stock then held by the executive would be immediately accelerated in full. If any payments are subject to the excise tax on “parachute payments,” the Company will make an additional payment to the executive such that the executive will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for federal income tax purposes and also will be denied such a deduction for most of the other payments made pursuant to the agreement and its other plans and policies. The executive is obligated under the agreement to remain in the employ of the Company for a period of 60 days following a “potential change in control” (as defined in the agreements).

Indemnity Agreements

The Company has entered into Indemnity Agreements with each Named Executive Officer pursuant to which the Company agrees to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company), as provided in the agreement.

Director Compensation

Directors who are not employees of the Company receive an annual fee of $35,000 plus $1,200 for attending each Board meeting or committee meeting and are reimbursed for expenses incurred attending Board and committee meetings. The Audit, Compensation, and Nominating and Corporate Governance Committee chairs receive an annual retainer of $5,000. Kenneth M. Novack, the Chairman of the Board, receives $52,500 as his annual fee for the period from June 1, 2006 until May 31, 2007 and may receive additional deferred stock units as annually determined by the Compensation Committee.

In 2004, the directors began participation in the Company’s 1993 Stock Incentive Plan, as amended, and in 2004 and 2005 non-employee directors received stock option grants. Commencing in August 2006, non-employee directors are awarded deferred stock units (“DSUs”) instead of stock options. One DSU gives the director the right to receive one share of Class A Common Stock at a future date. Annually, immediately following the annual meeting of shareholders (commencing with the 2007 annual meeting), each non-employee director will receive DSUs for a number of shares equal to $87,500 divided by the closing market price of the Class A Common Stock on the grant date. The DSUs will become fully vested on the day before the next annual meeting, subject to continued service on the Board. The DSUs will also become fully vested on the death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs. The Company will issue Class A Common Stock to a director pursuant to vested DSUs in a lump sum in January after the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors. In order to move from a cycle of granting non-employee director equity awards each year in June to a cycle of granting the awards in January at the time of the annual meeting, the Company granted a one-time award of DSUs to each non-employee director, effective as of August 31, 2006. The DSUs will become fully vested on the day before the 2007 annual meeting, subject to continued Board service. The one-time grants were for the number of DSUs equal to $43,750 ($65,625 for the Chairman of the Board) divided by the closing market price of the Class A Common Stock on August 31, 2006.

Commencing August 31, 2006, non-employee directors can elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors. Directors’ cash fees can be credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A Common Stock. The cash account will be credited with quarterly interest equal to the average interest rate paid by the Company under its senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus 2%. The stock account will be credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts will be paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs issued to non-employee directors will be credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards will be administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

The Company has entered into Indemnity Agreements with each director pursuant to which the Company agrees to indemnify such director or officer in connection with any claims or proceedings involving the director by reason of serving as a director or officer of the Company, as provided in the agreement.

CERTAIN TRANSACTIONS

The Company is controlled by members of the Schnitzer family. The Schnitzer family also controls other companies including: Schnitzer Investment Corp. (SIC), engaged in the real estate business; Liberty Shipping Group LLC (LSGLLC) and its manager LSGGP LLC (LSGGP), engaged in the ocean shipping business; and Island Equipment Company, Inc. (IECO), engaged in various businesses in Guam and other South Pacific islands.

The Company leases its administrative offices from SIC under an operating lease. The lease expires in 2015 and current annual rent is $0.5 million.

In July 2006, the Company entered into a Third Amended Shared Services Agreement (the “Third Amended Agreement”) with SIC and IECO, which amended and restated the previous Second Amended Shared Services Agreement among the parties dated September 13, 1993, as amended. Since 1993, the Company had provided management and administrative services to, and in some cases received services from, SIC, LSGLLC, LSGGP, IECO and other related companies pursuant to the Second Amended Agreement. Starting in fiscal 2005 and continuing into fiscal 2006, the Company and the other parties reduced or ceased the sharing of services in a number of areas as part of a process that was expected to eliminate substantially all of the sharing of services among the parties by the end of fiscal 2006. The Third Amended Agreement reflects the limited scope of shared services going forward, with such sharing limited to environmental management services for an indefinite period and to employee benefits and payroll services for a transition period. As under the prior agreement, the Third Amended Agreement provides that the Company is reimbursed for services provided by its employees to the other parties at rates based on the actual hourly compensation expense to the Company for such employees (including fringe benefits) plus an hourly charge for reimbursement of space costs associated with such employees, all increased by 15% as a margin for additional overhead. The Third Amended Agreement was reviewed and approved by the Company’s Audit Committee. Total charges by the Company to the related parties for administrative services in fiscal 2006 totaled $150,000.

Pursuant to a policy adopted by the Board of Directors, all transactions with other Schnitzer family companies require the approval of the Audit Committee.

The Company’s Articles of Incorporation and Bylaws obligate the Company to indemnify current or former directors and officers to the fullest extent not prohibited by law, and further obligate the Company to advance expenses incurred in defending any pending or threatened proceeding to any such person who undertakes to repay such expenses if it is ultimately determined by a court that the person is not entitled to be indemnified. In connection with the recently concluded (as to the company) investigations by the staff of the Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) into the Company’s past practice of making improper payments to purchasing managers of customers in Asia, Robert W. Philip, the Company’s former Chairman, President and Chief Executive Officer, and Gary Schnitzer, Executive Vice President of the Company, have requested advancement of expenses and have provided the required undertaking. During fiscal 2005 and 2006, the Company advanced a total of $760,549 to Mr. Philip and $63,159 to Mr. Schnitzer for legal expenses in this matter.

Thomas D. Klauer, Jr., President of the Company’s Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership with the Company that operates four Pick-N-Pull stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $1,352,655 in fiscal 2006. Mr. Klauer also owns the property at one of these stores which is leased to the partnership under a lease providing for annual rent of $219,812, subject to annual adjustments based on the Consumer Price Index, and a term expiring in December 2010. The partnership has the option to renew the lease, upon its expiration, for a five-year period.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the Committee) is composed of four independent directors. The Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation policies and programs. In addition, the Committee determines the levels of compensation to be paid to executive officers and has sole responsibility for the administration of, and the grant of stock options, performance shares, restricted stock units, awards based on achievement of other objectives and other awards under, the Company’s 1993 Stock Incentive Plan, as amended (the Stock Incentive Plan).

The objectives of the Company’s executive compensation program are to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short-term and long-term strategic Company goals. The three basic components of the executive compensation program are base salary, annual bonus and long-term equity compensation.

Base Salary

The Company’s salary revisions generally become effective in June of each year. For purposes of determining the executive officers’ salaries effective June 2006, the Committee considered the Company’s results, individual performance, the extent to which individual and corporate goals had been achieved, the metals recycling, used auto parts and steel manufacturing industries in general, and economic conditions.

Annual Bonuses

During fiscal 2001, the Company adopted the Schnitzer Steel Industries, Inc. Economic Value Added Bonus Plan (the EVA Plan). The EVA Plan provides for cash awards based on Company performance measured by Economic Value Added (EVA®). EVA is a measure of adjusted operating profit after deductions for income taxes and the estimated weighted average cost of the Company’s debt and equity capital. The EVA Plan is based on three key concepts: 1) an individual’s target bonus, 2) a bonus multiple based on the calculated variance from expected EVA, which is based upon the prior year’s actual EVA plus a pre-determined improvement factor and 3) an individual’s bonus bank. Target bonuses are stated as a percentage of the annual salary for each participating executive officer. The target bonuses for the executive officers were developed in part from recommendations of the consultants engaged to assist the Company in implementing the Plan. The expected EVA improvement from year to year is a fixed amount that is adjusted only when significant changes in the Company’s capital structure or business occur or during periodic plan recalibrations. The executive officers’ bonus declarations under the EVA Plan will be greater than their stated target bonuses if the Company’s EVA exceeds the predetermined EVA, i.e., the prior year’s EVA plus the expected EVA improvement. Likewise, bonus declarations will be lower than the target, and can be negative, if the Company’s EVA results are less than the expected EVA. Positive bonus declarations are limited to 300% of target, and negative bonus declarations are limited to 100% of target, except that these limits do not apply to executives of the Company’s steel manufacturing subsidiary. Under the EVA Plan, bonus declarations for individuals are credited to their bonus banks. The bonus actually paid to an individual for a fiscal year is equal to the amount of the bonus bank balance, up to the target bonus for that fiscal year, plus one-third of the bonus bank balance in excess of the target bonus. If the bonus bank balance is negative, up to 50% of any positive bonus declaration is applied to reduce the negative balance, with the remainder of the positive bonus declaration being paid currently. Bonuses may be based on the performance of specified EVA centers and/or the consolidated EVA results of the Company. The EVA centers represent various geographic areas or divisions within the Company.

The executive officers of the Company (other than Mr. Carter and Ms. Lundgren) participate in the EVA Plan. The EVA Plan, by its provisions, is reviewed and, if appropriate, periodically recalibrated. Accordingly, at the beginning of fiscal 2006 management determined that, due to the fundamental changes the Company planned in fiscal 2006, including major acquisitions that would substantially alter the operating platform of the Company, the EVA Plan would require recalibration and that the application of the EVA Plan to the results for most EVA centers should be reviewed and assessed for appropriateness before determining bonus amounts for the year. With the concurrence of the Committee, management worked on this process with the consultants engaged to assist the Company in implementing the EVA Plan. Following the end of fiscal 2006, the Committee reviewed the results for fiscal 2006 and, based on recommendations of management and the consultants, approved recalibrated bonus multiples for most EVA centers to recognize the initiatives and actions that management took in fiscal 2006 to transform, restructure and reposition the substantially changed Company. The bonus amounts paid to the Named Executive Officers under the EVA Plan for fiscal 2006 are included in the Summary Compensation Table.

The Employment Agreements between the Company and Mr. Carter and Ms. Lundgren provided that the executive would receive a cash bonus for fiscal 2006 determined by the Committee in its sole discretion based on the Committee’s judgment regarding the executive’s performance during the fiscal year. The agreements provided that the target bonuses for fiscal 2006 would be $750,000 for Mr. Carter and $550,000 for Ms. Lundgren, but that the actual amount of the bonuses could be higher or lower than these amounts. The agreements provided that bonus payments for performance during fiscal 2006 would be on the basis of a review and discussion by the Committee and would include consideration of a variety of financial and organizational objectives and the overall performance of the Company, as well as the achievement of personal goals agreed with the Committee. The Committee reviewed the performance of the Company and of Mr. Carter and Ms. Lundgren and approved bonuses in the amount of $2,250,000 for Mr. Carter and $1,740,000 for Ms. Lundgren. In determining the bonuses, the Committee considered the financial performance of the Company and the achievement by Mr. Carter and Ms. Lundgren of other goals and objectives, which included a number of organizational changes, personnel changes, development of policies and procedures, implementation of operating processes and procedures, merger and acquisition objectives, and other operational and financial achievements. The bonus amounts paid to Mr. Carter and Ms. Lundgren pursuant to their Employment Agreements are included in the Summary Compensation Table.

The Committee approved a supplemental bonus for Mr. Witherspoon in the amount of $180,216, which is included in the Summary Compensation Table. The supplemental bonus was approved by the Committee to reflect the contributions of Mr. Witherspoon in light of the increased workload and responsibilities of the finance group in connection with acquisitions, financial reporting and the implementation of a new Company-wide enterprise reporting system.

Long-term Equity Compensation

Historically, the stock option program has been the Company’s principal long-term incentive plan for executive officers. The objectives of the stock option program are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executives to remain with the Company for the long term. Options have been awarded annually with an exercise price equal to the market price of Class A Common Stock on the date of grant and typically have a term of 10 years. Annual awards to executive officers are normally made based on grant guidelines expressed as a percentage of salary.

The Committee considered the desirability of increasing the equity ownership of senior management and key employees in the near term to further align their interests with the interests of shareholders. The Committee considered that the CEO and other key members of management have been recently hired and do not hold significant amounts of stock. The Committee concluded that it would be desirable to give option holders the opportunity to exchange recently granted options for restricted stock units (“RSUs”) having substantially equivalent value as the options and with forfeiture provisions matching the option vesting schedule. In October 2006, the Company commenced an exchange offer pursuant to which all employees holding stock options granted on July 25, 2006 under the Stock Incentive Plan (“Eligible Options”) were given the opportunity to exchange their Eligible Options for RSUs, based on an exchange ratio of one RSU for each two shares of Class A Common Stock underlying an Eligible Option, in accordance with the terms of an exchange offer filed with the Securities and Exchange Commission. An RSU gives the holder the right to receive one share of Class A Common Stock on the vesting of the RSU. Executive officers of the Company holding Eligible Options could participate in the exchange offer on the same basis as other employees holding Eligible Options. The exchange offer expired on November 6,

2006, and on November 7, 2006 the Company granted RSUs in exchange for all validly tendered Eligible Options. The following Named Executive Officers elected to have their Eligible Options cancelled in exchanged for RSUs:

	Number of Shares Subject	Number of
	to Cancelled Options	RSUs

John D. Carter	68,017	34,008
Tamara Adler Lundgren	52,600	26,300
Gregory J. Witherspoon	12,999	6,499
Donald Hamaker	15,719	7,859

The RSUs were granted pursuant to the terms of the Restricted Stock Unit Award Agreement. Subject to continued employment with the Company and other terms of the agreement, the RSUs will vest (and the underlying shares of Class A Common Stock will be issued) on an annual basis in equal annual installments over five years commencing with vesting beginning on June 1, 2007. This is the same vesting schedule applicable to the cancelled Eligible Options. At the time of the issuance of shares upon vesting of the RSUs, the Company will pay to the holder an amount in cash equal to any dividends that would have been paid on such shares from the date of the issuance of the RSUs.

Beginning in fiscal 2006, the Company broadened its equity compensation program to include performance-based long-term incentive awards payable in Class A Common Stock. These new awards are designed to focus executives on the achievement of long-term objective Company performance goals established by the Committee and vest only to the extent those performance goals are met. The initial long-term incentive awards cover a three-year performance period of fiscal 2006-2008, and the Committee intends to make annual awards covering future three-year performance periods. For the awards granted in fiscal 2006, the Committee established a series of performance targets. For participants in the corporate services group, the targets are based on the Company’s total shareholder return for the performance period relative to the S&P 500 Industrials (weighted at 50%), the operating income per ton of the Company’s Metals Recycling Business for the performance period (weighted at 16 2/3%), the number of EVA positive stores of the Auto Parts Business for the last year of the performance period (weighted at 16 2/3%), and the man hours per ton of the Steel Manufacturing Business for the performance period (weighted at 16 2/3%), corresponding to award payouts ranging from 25% to 300% of the weighted portions of the target awards. For participants who work exclusively in one operating business segment, the awards are weighted 50% on the performance measure for their segment and 50% on total shareholder return. A participant generally must be employed by the Company on the October 31 following the end of the performance period to receive an award payout, although pro-rated awards will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company or the business segment a participant works for. Awards will be paid in Class A Common Stock as soon as practicable after the October 31 following the end of the performance period. Awards granted in fiscal 2006 to the Named Executive Officer are reported in the table Long-Term Incentive Plan — Awards in Last Fiscal Year under “Executive Compensation.”

In making the long-term incentive awards to executive officers (including the Chief Executive Officer), the compensation consultant used by the Committee identified benchmark positions for each participant, based on the annualized value of the long-term incentive awards. Where benchmark positions could not be identified, a management recommendation was made regarding the award levels. The Committee determined that the awards would be 50% in the form of stock options and 50% in the form of performance-based share awards. The actual number of options granted was calculated based on a Black-Scholes option pricing model.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to any of its most highly compensated officers who were employed on the last day of the year. The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with the Company’s overall compensation objectives. The Committee has structured some of its compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under the IRS regulations because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. The new long-term incentive awards that the Company began granting in fiscal 2006 are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company’s current policy generally to grant options that meet the requirements of the IRS regulations. To address future deductibility of bonus compensation under Section 162(m), the Board of Directors adopted, and the shareholders approved in 2005, the Executive Annual Bonus Plan pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility.

The bonuses paid to the Named Executive Officers in fiscal 2006 did not qualify as performance-based compensation under the IRS regulations, with the result that a portion of the compensation paid to Mr. Carter, Ms. Lundgren, Mr. Hamaker and Mr. Witherspoon for fiscal 2006 will not be deductible by the Company. The Company intends that a portion of the bonus program for Mr. Carter and Ms. Lundgren for fiscal 2007 will qualify as performance-based compensation under the IRS regulations.

Chief Executive Officer Compensation

Until January 1, 2006, Mr. Carter’s base salary was $600,000. His base salary was increased to $750,000 per year in connection with his entering into an Employment Agreement. See “Executive Compensation — Employment Agreements.” When considering Mr. Carter’s base salary for purposes of the Employment Agreement, the Committee took into account the following:

•	Comparison of base salaries, perquisites and incentives for chief executive officers of manufacturing companies, including those in the metals recycling industry and steel industry, and information provided by the Committee’s compensation consultant,

•	The Company’s improving financial performance,

•	The assessment by the Committee of Mr. Carter’s individual performance and contributions, and

•	Current economic conditions.

Mr. Carter’s bonus for fiscal 2006 was determined by the Compensation Committee in accordance with his Employment Agreement as described under “Report of the Compensation Committee — Annual Bonuses.” Information regarding Mr. Carter’s stock option grants and performance-based share grants are set forth in the tables under “Executive Compensation.” The Committee believes that the annual base salary, bonus payments and equity awards for fiscal 2006 for Mr. Carter falls within the competitive range of salaries and benefits for similar positions at similar companies.

COMPENSATION COMMITTEE

Ralph R. Shaw, Chair
William A. Furman
Judith Johansen
Mark Palmquist

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be communicated by SAS 61.

•	Received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the auditors’ independence.

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

•	Continued its independent investigation into the Company’s past practice of making improper payments to the purchasing managers of customers in Asia in connection with export sales of recycled ferrous metals. For more information about the independent investigation, including information regarding cooperation by the Company, including the Audit Committee, with the DOJ and the SEC and the Company’s settlement of the investigation on October 16, 2006, see “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006.

AUDIT COMMITTEE

Ralph R. Shaw, Chair
Robert S. Ball
William A. Furman
Judith Johansen
William Larsson

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index, the Standard & Poor’s Iron and Steel Industry Group Index and the NASDAQ Composite for the period commencing on August 31, 2001 and ending on August 31, 2006. The graph assumes that $100 was invested in the Company’s Common Stock and each index on August 31, 2001, and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG SCHNITZER STEEL INDUSTRIES, INC., THE S & P INDEX,
THE S & P STEEL INDEX AND THE NASDAQ COMPOSITE INDEX

	8/31/01	8/31/02	8/31/03	8/31/04	8/31/05	8/31/06
SCHNITZER STEEL INDUSTRIES, INC.	100.00	147.10	389.15	663.02	676.34	752.36
S & P 500	100.00	82.01	91.90	102.43	115.29	125.53
S & P STEEL	100.00	90.95	96.34	164.36	215.04	369.04
NASDAQ COMPOSITE	100.00	74.77	100.57	104.53	122.64	127.72

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditors for the Company to review the Company’s financial statements for the first quarter of the fiscal year ending August 31, 2007 and to perform the Oracle conversion and implementation review. The Audit Committee has not yet completed its process for selecting its independent auditors for the fiscal year ending August 31, 2007.

Aggregate fees billed by the Company’s principal accountants, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

	Fiscal 2006	Fiscal 2005

Audit Fees(1)	$3,026,703	$1,208,861
Audit Related Fees(2)	126,932	—
Tax Fees(3)	606,753	288,150
All Other Fees	1,500	1,500

Total	$3,761,888	$1,498,511

(1)	Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the Securities and Exchange Commission.

(2)	Comprised of acquisition due diligence and consultations regarding internal controls and financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting. Such representative will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by the Company’s independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for limited review of actuarial reports and calculations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee prior to being performed. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2006 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: William A. Furman — one late report with one late transaction; Joshua H. Philip — one late report with one late transaction; Kenneth and Deborah Novack - one late report with one late transaction; Judith A. Johansen — one late report (initial filing); and Mark Palmquist — one late report (initial filing).

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2008 Annual Meeting of Shareholders must be received in proper form by the Company at its principal office no later than August 24, 2007.

DISCRETIONARY AUTHORITY

Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

For the 2008 Annual Meeting of Shareholders, unless notice of a shareholder proposal to be raised at the meeting without inclusion in the Company’s proxy materials is received by the Company at its principal office prior to November 7, 2007, proxy voting on that proposal at the Annual Meeting will be subject to the discretionary voting authority of the Company’s designated proxy holders. If timely notice is received by the Company, the designated proxy holders may still have discretionary voting authority over the proposal depending upon compliance by the Company and the proponents with certain requirements set forth in rules of the Securities and Exchange Commission.

GENERAL

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally, or by telephone or telegram. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

The Company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Secretary, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED.

By Order of the Board of Directors,

Richard C. Josephson
Secretary

December 22, 2006

SCHNITZER STEEL INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Monday, January 31, 2007
8:00 a.m.
Multnomah Athletic Club
1849 SW Salmon Street
Portland, Oregon 97205
Schnitzer Steel Industries, Inc.
P.O. Box 10047
Portland, Oregon 97296-0047
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 31, 2007.
The shares of stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1.
By signing the proxy, you revoke all prior proxies and appoint John D. Carter and Gregory J. Witherspoon, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/schn/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Schnitzer Steel Industries, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR Items 1.

1. Election of directors:	01 William A. Furman	☐ Vote FOR	☐ Vote WITHHELD
	02 William D. Larsson	all nominees	from all nominees
	03 Scott Lewis	(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The proxies may vote in their discretion as to other matters which may come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box ☐   Indicate changes below:

     Date

     Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.